Exhibit 99.1
Motorola Solutions Reports Third Quarter 2022 Financial Results
Company raises full-year revenue and earnings outlook on strong Q3 results

•Sales of $2.4 billion, up 13% versus a year ago
◦Products and Systems Integration sales up 15%
◦Software and Services sales up 8%
•GAAP earnings per share (EPS) of $1.63, down 7% from a year ago, inclusive of a $147 million fixed asset impairment for the now expected exit from the ESN contract
•Non-GAAP EPS* of $3.00, up 28% versus a year ago
•Generated $388 million of operating cash flow, up $12M versus a year ago
•Record Q3 ending backlog of $13.5 billion, up 19% versus a year ago

CHICAGO – November 3, 2022 – Motorola Solutions, Inc. (NYSE: MSI) today reported its earnings results for the third quarter of 2022.

“Q3 was another outstanding quarter, with record sales in both segments,” said Greg Brown, chairman and CEO of Motorola Solutions. “We continue to see exceptionally strong demand for our solutions and a robust funding environment. I’m particularly pleased that the investments we’re making in video security and access control continue to drive outstanding growth. Our momentum is strong, and we’re again raising our revenue and earnings expectations for the full year.”

KEY FINANCIAL RESULTS (presented in millions, except per share data and percentages)

	Q3 2022	Q3 2021	% Change
Sales	$2,373	$2,107	13%
GAAP
Operating Earnings	$373	$451	(17)%
% of Sales	15.7%	21.4%
EPS	$1.63	$1.76	(7)%
Non-GAAP*
Operating Earnings	$676	$555	22%
% of Sales	28.5%	26.3%
EPS	$3.00	$2.35	28%
Products and Systems Integration Segment
Sales	$1,529	$1,325	15%
GAAP Operating Earnings	$303	$224	35%
% of Sales	19.8%	16.9%
Non-GAAP Operating Earnings*	$375	$273	37%
% of Sales	24.5%	20.6%
Software and Services Segment
Sales	$844	$782	8%
GAAP Operating Earnings	$70	$227	(69)%
% of Sales	8.3%	29.1%
Non-GAAP Operating Earnings*	$301	$282	7%
% of Sales	35.7%	36.0%
*Non-GAAP financial information excludes the after-tax impact of approximately $1.37 per diluted share related to highlighted items, including share-based compensation expenses and intangible assets amortization expense. Details regarding these non-GAAP adjustments and the use of non-GAAP measures are included later in this news release.

OTHER SELECTED FINANCIAL RESULTS

•Revenue - Sales were $2.4 billion, up 13% from the year-ago quarter driven by growth in North America and International. Revenue from acquisitions was $32 million and currency headwinds were $66 million in the quarter. The Products and Systems Integration segment grew 15%, driven by growth in land mobile radio (LMR) and video security and access control (video). The Software and Services segment grew 8%, driven by growth in video, LMR services and command center software.
•Operating margin - GAAP operating margin was 15.7% of sales, down from 21.4% in the year-ago quarter, primarily driven by a fixed asset impairment charge in the amount of $147 million related to the now expected exit from the Emergency Services Network (ESN) contract in the U.K. Non-GAAP operating margin was 28.5% of sales, up 220 basis points from 26.3% in the year-ago quarter, driven by higher sales, higher gross margin and improved operating leverage, primarily in the Products and Systems Integration segment.
•Taxes - The GAAP effective tax rate was 15.9%, down from 24.0% in the year-ago quarter. The non-GAAP effective tax rate was 19.7%, down from 22.4% in the year-ago quarter. Both the GAAP and non-GAAP tax rates declined primarily due to higher benefits from stock-based compensation recognized in the current year.
•Cash flow - Operating cash flow was $388 million, compared to $376 million in the year-ago quarter. Free cash flow was $318 million, compared to $315 million in the year-ago quarter. Both the operating cash flow and free cash flow for the quarter increased primarily due to higher earnings (adjusted for non-cash charges), partially offset by an increase in working capital, driven primarily by higher inventory.
•Capital allocation - During the quarter, the company paid $132 million in cash dividends, repurchased $94 million of shares and incurred $70 million of capital expenditures. Additionally, the company closed the acquisition of Barrett Communications for $18 million, net of cash acquired.
•Backlog - The company ended the quarter with record Q3 backlog of $13.5 billion, up 19% or $2.1 billion from the year-ago quarter, inclusive of $826 million of unfavorable currency. Products and SI segment backlog was up 35%, or $1.2 billion. The growth was primarily driven by strong LMR and video demand. Software and Services segment backlog was up 11% or $876 million, driven by the extension of the Airwave contract in the fourth quarter of 2021 and an increase in multi-year software and services contracts in North America, partially offset by $722 million of unfavorable currency and a $99 million reduction for the now expected exit from the ESN contract.

NOTABLE WINS AND ACHIEVEMENTS

Software and Services
•$43M services renewal for the state of Maryland
•$17M PTT over broadband order for a customer in the Middle East
•$15M services renewal for the city of Phoenix, AZ
•$7M command center software renewal for Will County, IL
•$4M body-worn camera order for the Texas Department of Public Safety
•$4M command center software suite order for Ellis County, TX

Products and Systems Integration
•$400M+ 25 year Systems Integration agreement in Israel
•$165M P25 System and APX NEXT devices award for Miami-Dade County, FL
•$67M P25 order for Southeastern Pennsylvania Transportation Authority
•$45M P25 order for a customer in Africa
•$29M P25 subscriber order for a U.S. Federal customer
•$18M TETRA order for a customer in Europe
•$5M fixed video order for a major transportation company in the North Africa

BUSINESS OUTLOOK

•Fourth quarter 2022 - The company expects revenue growth of approximately 9%, compared to the fourth quarter of 2021. The company expects non-GAAP EPS in the range of $3.40 to $3.45 per share. This assumes approximately $90 million in foreign exchange headwinds, approximately 172 million fully diluted shares, and an effective tax rate of approximately 23%.
•Full-year 2022 - The company now expects revenue growth of between 9.25% and 9.5%, up from its prior guidance of approximately 8%, and non-GAAP EPS of between $10.17 and $10.22 per share, up from its prior guidance of between $10.03 and $10.13 per share. This outlook assumes approximately $220 million in foreign exchange headwinds, approximately 172 million fully diluted shares and an effective tax rate of approximately 20.5%.

The company has not quantitatively reconciled its guidance for forward-looking non-GAAP metrics to their most comparable GAAP measures because the company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the company’s control, or cannot be reasonably predicted. Accordingly, a reconciliation to the most comparable GAAP financial metric is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the company’s results.

RECENT EVENTS
CMA UPDATE
In October 2021, the United Kingdom’s Competition and Markets Authority (the CMA) announced that it had opened a market investigation into the Mobile Radio Network for the Police and Emergency Services. This investigation affects Airwave, the company’s private mobile radio communications network that it acquired in 2016. Airwave provides mission-critical voice and data communications to public emergency service agencies in Great Britain. In October 2022, the CMA published a provisional decision with its findings regarding competition and proposed remedies. The company disagrees with the CMA’s provisional decision and will continue to work with the CMA to demonstrate the value of the Airwave network and pursue its legal avenues to protect Airwave’s contractual position.

ESN MATTERS
During the third quarter of 2022, the company made a business decision to begin negotiations regarding an early exit from its ESN contract with the Home Office of the United Kingdom. As a result, the company now believes the future service potential of the assets is limited, and accordingly has recognized a fixed asset impairment loss of $147 million related to assets constructed and used in the deployment of the ESN contract.

MACROECONOMIC EVENTS
During the third quarter of 2022, the company continued to operate under challenging market conditions, influenced by events such as those discussed below.

Russia-Ukraine Conflict

During the first quarter of 2022, in response to Russia's invasion of Ukraine, the company suspended all sales, provision of services and shipments of its products to Russia and Belarus. Russia, Ukraine and Belarus do not constitute a material portion of the company's business. For the year ended December 31, 2021, the company's net sales in Russia and Belarus were less than $25 million. While the company does not anticipate that the current posture of the Russia-Ukraine conflict will materially and adversely affect its results of operations, the conflict is still ongoing and future impacts, including those relating to an escalation of the conflict's current scope or expansion of the conflict's economic disruption, could materially and adversely affect the company's results of operations. During the first nine months of 2022, the company indirectly experienced impacts from the Russia-Ukraine conflict (as further described below). The conflict has and may continue to have a significant impact on the global macroeconomic and geopolitical environments, including increased volatility in capital and commodity markets, rapid changes to regulatory conditions (including the use of sanctions), supply chain and operational challenges for multinational corporations, inflationary pressures and an increased risk of cybersecurity incidents. For a more complete discussion of the risks the company encounters in its business, please refer to Part I, Item 1A, "Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Part II, Item 1A, "Risk Factors" in the company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2022.

COVID-19, Supply Chain Disruptions & Inflationary Cost Environment

The company's supply chain has been impacted by global issues related to the effects of the COVID-19 pandemic, the Russia-Ukraine conflict and the inflationary cost environment throughout the first nine months of 2022, particularly with respect to materials in the semiconductor market, including part shortages, increased freight costs, diminished transportation capacity and labor constraints. This has resulted in disruptions in the company's supply chain, as well as difficulties and delays in procuring certain semiconductor components. Since the latter part of the fourth quarter of 2021, cost increases have been driven by elevated lead times and increased material costs, in particular the need to purchase semiconductor components from alternative sources, including brokers. The company anticipates increased costs to procure materials within the semiconductor market to continue throughout 2022. Further, the company anticipates the broader impact of inflationary pressures and increased material and supply chain costs and disruptions to continue throughout 2022. The company is closely monitoring its supply chain, including impacts from manufacturing lockdowns related to the spread of COVID-19 in China which continue to disrupt the semiconductor supply market. Accordingly, in the first nine months of 2022 the company focused on improving its supplier network, engineering alternative designs and working to reduce supply shortages. The company is actively managing its inventory in an effort to minimize supply chain disruptions and enable continuity of supply and services to its customers, and it expects to maintain elevated levels of inventory until supply constraints have been remediated.

In order to combat rising inflation in the U.S., the Federal Reserve has raised interest rates multiple times since the beginning of 2022. The increase in U.S. dollar interest rates and overall market conditions have led to significant strengthening of the U.S. dollar against other global currencies in 2022. The strong U.S. dollar reduced the impact of cash generated from the company's foreign operations during the first nine months of 2022, driven by revenues and costs that are denominated in foreign currencies, which has negatively impacted, and which the company expects to continue to impact, its operating cash flows and net earnings throughout 2022.

Although the macroeconomic environment continued to introduce challenges in the first nine months of 2022, the company is encouraged by customer demand for its products and services. Specifically, in the Software and Services segment, with the largely recurring nature of the business and the strong backlog position, the company continues to expect that the impact to operating margin will be limited throughout 2022. While the company is encouraged by strong backlog and growth in its Products and Systems Integration segment in the first nine months of 2022, which the company expects to continue to grow for the remainder of 2022, supply constraints continue to impact the business and the company expects demand for its products will continue to out-pace its ability to obtain semiconductor component supply throughout 2022. Where appropriate, the company has taken pricing actions around its product and service offerings to mitigate its exposure to inflationary pressures on its businesses and benefited from these adjustments during the third quarter of 2022. The company expects to further benefit from such adjustments during the fourth quarter of 2022. Further, demand continues to be supported with ongoing sources of government funding. In March 2021, the President of the United States signed into law the American Rescue Plan Act of 2021 ("ARPA"), which is intended to provide economic stimulus, specifically additional funding to state and local governments, education and healthcare, as well as other funding relief provisions, in order to address the impact of the COVID-19 pandemic. The company experienced the positive impact of the ARPA funding on its business and results of operations during the first nine months of 2022 and anticipates that the ARPA will continue to have a positive impact throughout the remainder of 2022.

CONFERENCE CALL AND WEBCAST Motorola Solutions will host its quarterly conference call beginning at 4 p.m. U.S. Central Time (5 p.m. U.S. Eastern Time) on Thursday, November 3. The conference call will be webcast live at www.motorolasolutions.com/investor. An archive of the webcast will be available for a limited period of time thereafter.

CONSOLIDATED GAAP RESULTS (presented in millions, except per share data)
A comparison of results from operations is as follows:

	Q3 2022	Q3 2021
Net sales	$2,373	$2,107
Gross margin	$1,031	$1,045
Operating earnings	$373	$451
Amounts attributable to Motorola Solutions, Inc. common stockholders
Net earnings	$279	$307
Diluted EPS	$1.63	$1.76
Weighted average diluted common shares outstanding	171.5	174.1

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP") included in this news release, Motorola Solutions also has included non-GAAP measurements of results, including free cash flow, non-GAAP operating earnings, non-GAAP EPS, non-GAAP operating margin, non-GAAP tax rate and organic revenue. The company has provided these non-GAAP measurements to help investors better understand its core operating performance, enhance comparisons of core operating performance from period-to-period and allow better comparisons of its operating performance to that of its competitors. Among other things, management uses these operating results, excluding the identified items, to evaluate the performance of its businesses and to evaluate results relative to certain incentive compensation targets. Management uses operating results excluding these items because it believes these measurements enable it to make better period-to-period evaluations of the financial performance of its core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and the company compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, GAAP measurements.

Reconciliations: Details and reconciliations of such non-GAAP measurements to the corresponding GAAP measurements can be found at the end of this news release.

Free cash flow: Free cash flow represents net cash provided by operating activities less capital expenditures. The company believes that free cash flow is useful to investors as the basis for comparing its performance and coverage ratios with other companies in the company's industries, although the company's measure of free cash flow may not be directly comparable to similar measures used by other companies. This measure is also used as a component of incentive compensation.

Organic revenue: Organic revenue reflects net sales calculated under GAAP excluding net sales from acquired business owned for less than four full quarters. The company believes organic revenue provides useful information for evaluating the periodic growth of the business on a consistent basis and provides for a meaningful period-to-period comparison and analysis of trends in the business.

Non-GAAP operating earnings, non-GAAP EPS and non-GAAP operating margin each excludes highlighted items, including share-based compensation expenses and intangible assets amortization expense, as follows:

Highlighted items: The company has excluded the effects of highlighted items including, but not limited to, acquisition-related transaction fees, tangible and intangible asset impairments, reorganization of business charges, certain non-cash pension adjustments, legal settlements and other contingencies, gains and losses on investments and businesses, Hytera-related legal expenses, gains and losses on the extinguishment of debt and the income tax effects of significant tax matters, from its non-GAAP operating expenses and net income measurements because the company believes that these historical items do not reflect expected future operating earnings or expenses and do not contribute to a meaningful evaluation of the company's current operating performance or comparisons to the company's past operating performance. For the purposes of management's internal analysis over operating performance, the company uses financial statements that exclude highlighted items, as these charges do not contribute to a meaningful evaluation of the company's current operating performance or comparisons to the company's past operating performance.

Hytera-Related Legal Expenses: On March 14, 2017, the company filed a complaint in the U.S. District Court for the Northern District of Illinois (the “Court”) against Hytera Communications Corporation Limited of Shenzhen, China; Hytera America, Inc.; and Hytera Communications America (West), Inc. (collectively, “Hytera”), alleging trade secret theft and copyright infringement and seeking, among other things, injunctive relief, compensatory damages, and punitive damages. On February 14, 2020, the company announced that a jury decided in the company's favor in its trade secret theft and copyright infringement case. In connection with this verdict, the jury awarded the company $345.8 million in compensatory damages and $418.8 million in punitive damages, for a total of $764.6 million. On December 17, 2020, the Court denied the company’s motion for a permanent injunction, finding instead that Hytera must pay the company a forward-looking reasonable royalty on products that use the company’s stolen trade secrets. As the parties were unable to agree on a reasonable royalty rate, the Court entered an order favorable to the company on December 15, 2021, and, consistent with the company's requests, set royalty rates for Hytera's sale of relevant products from July 1, 2019 forward. On July 5, 2022, the Court ordered that Hytera pay into a third-party escrow on July 31, 2022, the royalties owed to the company based on the sale of relevant products from July 1, 2019 to June 30, 2022. Hytera failed to make the required royalty payment on July 31, 2022. On August 1, 2022, Hytera filed a motion to modify or stay the Court’s previous July 5, 2022 royalty order. On August 3, 2022, the company filed a motion seeking to hold Hytera in civil contempt for violating the royalty order by not making the required royalty payment.

In response to the Court's decision to award the company $764.6 million in compensatory and punitive damages, Hytera motioned for certain equitable relief, which the Court granted on January 8, 2021, reducing the $764.6 million judgment award to $543.7 million. That same day, the Court also granted the company’s motion for pre-judgment interest. On August 10, 2021, the Court ruled that Hytera must pay the company $51.1 million in pre-judgment interest and $2.6 million in costs. On March 25, 2021, the Court entered rulings favorable to the company with respect to several of the company's post-trial motions, including the company's motion for attorneys' fees and its motion to require Hytera to turn over certain assets in satisfaction of the company’s judgment award. On October 15, 2021, the Court granted the company’s request for $34.2 million in attorneys’ fees against Hytera. On September 29, 2021, the company filed two additional motions with the Court, requesting the Court to reconsider its order denying the company’s request for an injunction, and requesting that the Court enforce its ruling requiring Hytera to turn over certain assets in satisfaction of the company's judgment award, or, in the alternative, hold Hytera in contempt. On July 5, 2022, the Court denied both motions.

On September 7, 2021, Hytera filed a notice of appeal of the Court’s judgment with the U.S. Court of Appeals for the Seventh Circuit (the "Court of Appeals"). The Court of Appeals dismissed the notice of appeal on February 16, 2022 after determining that such appeal was premature. On August 2, 2022, after the Court denied the motions described on July 5, 2022, Hytera filed a renewed notice of appeal in the Court of Appeals. The company filed its cross-appeal on August 5, 2022.

Separate from the company's litigation with Hytera, on May 27, 2020, Hytera America, Inc. and Hytera Communications America (West), Inc. each filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the Central District of California (the “Bankruptcy Court”). The company filed motions in the Bankruptcy Court to dismiss the bankruptcy proceedings in July 2020. On January 22, 2021, the Bankruptcy Court entered an agreed order, allowing a partial sale of Hytera's U.S. assets in the bankruptcy proceedings. The proposed sale does not include Hytera inventory accused of including the company’s intellectual property. On February 11, 2022, the Court entered an order to confirm the liquidation plan for the two Hytera entities and the distributions were made on February 25, 2022 to the creditors, including $13 million to the company. The gain was recorded to Other charges (income).

Management typically considers legal expenses associated with defending the company's intellectual property as “normal and recurring” and accordingly, Hytera-related legal expenses were included in both the company's GAAP and non-GAAP operating income for fiscal years 2017, 2018 and 2019. The company anticipates further expenses associated with Hytera-related litigation; however, as of 2020, the company believes that these expenses are no longer a part of the “normal and recurring” legal expenses incurred to operate its business. In addition, as any contingent or actual gains associated with the Hytera litigation are recognized, they will be similarly excluded from the company's non-GAAP operating income, consistent with the company's treatment of the $13 million of proceeds realized in Q1 2022. The company believes after the jury award, the presentation of excluding both Hytera-related legal expenses and gains related to awards better aligns with how management evaluates the company's ongoing underlying business performance.

Share-based compensation expenses: The company has excluded share-based compensation expenses from its non-GAAP operating expenses and net income measurements. Although share-based compensation is a key incentive offered to the company’s employees and the company believes such compensation contributed to the revenue earned during the periods presented and also believes it will contribute to the generation of future period revenues, the company continues to evaluate its performance excluding share-based compensation expenses primarily because it represents a significant non-cash expense. Share-based compensation expenses will recur in future periods.

Intangible assets amortization expense: The company has excluded intangible assets amortization expense from its non-GAAP operating expenses and net earnings measurements primarily because it represents a non-cash expense and because the company evaluates its performance excluding intangible assets amortization expense. Amortization of intangible assets is consistent in amount and frequency but is significantly affected by the timing and size of the company’s acquisitions. Investors should note that the use of intangible assets contributed to the company’s revenues earned during the periods presented and will contribute to the company’s future period revenues as well. Intangible assets amortization expense will recur in future periods.

FORWARD LOOKING STATEMENTS
This news release contains "forward-looking statements" within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. The company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing the company’s views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to, Motorola Solutions’ financial outlook for the fourth quarter and full-year of 2022; the impact of the CMA's provisional decision regarding Airwave (including Motorola Solutions' actions in response to such provisional decision); the impact of Motorola Solutions' business decision to begin negotiations regarding an early exit from the ESN contract with the Home Office; and the impact of the COVID-19 pandemic, supply chain constraints, the Russia-Ukraine conflict, inflation and the ARPA, including the impact of actions taken by Motorola Solutions or others in response to such events, on Motorola Solutions' business and results of operations. Motorola Solutions cautions the reader that the risks and uncertainties below, as well as those in Part I Item 1A of Motorola Solutions' 2021 Annual Report on Form 10-K, Part II, Item 1A of Motorola Solutions' Quarterly Report on Form 10-Q for the Second Quarter of 2022 and in its other SEC filings available for free on the SEC’s website at www.sec.gov and on Motorola Solutions’ website at www.motorolasolutions.com, could cause Motorola Solutions’ actual results to differ materially from those estimated or predicted in the forward-looking statements. Many of these risks and uncertainties cannot be controlled by Motorola Solutions, and factors that may impact forward-looking statements include, but are not limited to: (i) the impact, including increased costs and potential liabilities, associated with changes in laws and regulations regarding privacy, data protection and information security; (ii) challenges relating to existing or future legislation and regulations pertaining to artificial intelligence (“AI”), AI-enabled products and the use of biometrics and other video analytics; (iii) the impact of government regulation of radio frequencies; (iv) audits and regulations and laws applicable to our U.S. government customer contracts and grants; (v) the impact, including additional compliance obligations, associated with existing or future telecommunications-related laws and regulations; (vi) the evolving state of environmental regulation relating to climate change, and the physical risks of climate change; (vii) impact of product regulatory and safety, consumer, worker safety and environmental laws; (viii) impact of tax matters; (ix) the continuing and future impact of the COVID-19 pandemic on our business; (x) additional compliance obligations and increased risk, costs and competition associated with the expansion of our technologies within our Products and Systems Integration and Software and Services segments (including, but not limited to, with respect to the CMA's provisional decision regarding Airwave); (xi) the effectiveness of our investments in new products and technologies; (xii) the effectiveness of our strategic acquisitions, including the integrations of such acquired businesses; (xiii) increased cybersecurity threats, a security breach or other significant disruption of our IT systems or those of our outsource partners, suppliers or customers; (xiv) our inability to protect our intellectual property or potential infringement of intellectual property rights of third parties; (xv) our license of the MOTOROLA, MOTO, MOTOROLA SOLUTIONS and the Stylized M logo and all derivatives and formatives thereof from Motorola Trademark Holdings, LLC; (xvi) the global nature of our employees, customers, suppliers and outsource partners; (xvii) our use of third-parties to develop, design and/or manufacture many of our components and some of our products, and to perform portions of our business operations; (xviii) the inability of our subcontractors to perform in a timely and compliant manner or adhere to our Human Rights Policy; (xix) our inability to purchase at acceptable prices a sufficient amount of materials, parts, and components, as well as software and services, to meet the demands of our customers, and any disruption to our suppliers or significant increase in the price of supplies; (xx) risks related to our large, multi-year system and services contracts (including, but not limited to, with respect to the ESN and Airwave contracts); (xxi) the inability of our products to meet our customers’ expectations or regulatory or industry standards; (xxii) impact of current global economic and political conditions in the markets in which we operate (including, but not limited to, the Russia-Ukraine conflict and inflation); (xxiii) impact of returns on pension and retirement plan assets and interest rate changes; (xxiv) inability to access the capital markets for financing on acceptable terms and conditions; (xxv)

inability to attract and retain senior management and key employees; (xxvi) impact of the ARPA on our business; and (xxvii) the return of capital to shareholders through dividends and/or repurchasing shares. Motorola Solutions undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

ABOUT MOTOROLA SOLUTIONS
Motorola Solutions is a global leader in public safety and enterprise security. Our solutions in land mobile radio communications, video security and access control and command center software, bolstered by managed & support services, create an integrated technology ecosystem to help make communities safer and businesses stay productive and secure. At Motorola Solutions, we’re ushering in a new era in public safety and security. Learn more at www.motorolasolutions.com.

MEDIA CONTACT
Alexandra Reynolds
Motorola Solutions
+1 312-965-3968
alexandra.reynolds@motorolasolutions.com

INVESTOR CONTACT
Tim Yocum
Motorola Solutions
+1 847-576-6899
Tim.Yocum@motorolasolutions.com

MOTOROLA, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. ©2022 Motorola Solutions, Inc. All rights reserved.

GAAP-1
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended
	October 1, 2022	October 2, 2021
Net sales from products	$1,439	$1,221
Net sales from services	934	886
Net sales	2,373	2,107
Costs of products sales	659	559
Costs of services sales	683	503
Costs of sales	1,342	1,062
Gross margin	1,031	1,045
Selling, general and administrative expenses	378	351
Research and development expenditures	197	183
Other charges	20	4
Intangibles amortization	63	56
Operating earnings	373	451
Other income (expense):
Interest expense, net	(60)	(56)
Gain on sales of investments and businesses, net	1	—
Other, net	19	10
Total other expense	(40)	(46)
Net earnings before income taxes	333	405
Income tax expense	53	97
Net earnings	280	308
Less: Earnings attributable to non-controlling interests	1	1
Net earnings attributable to Motorola Solutions, Inc.	$279	$307
Earnings per common share:
Basic	$1.67	$1.81
Diluted	$1.63	$1.76
Weighted average common shares outstanding:
Basic	167.2	169.2
Diluted	171.5	174.1

	Percentage of Net Sales*
Net sales from products	60.6%	57.9%
Net sales from services	39.4%	42.1%
Net sales	100.0%	100.0%
Costs of products sales	45.8%	45.8%
Costs of services sales	73.1%	56.8%
Costs of sales	56.6%	50.4%
Gross margin	43.4%	49.6%
Selling, general and administrative expenses	15.9%	16.7%
Research and development expenditures	8.3%	8.7%
Other charges	0.8%	0.2%
Intangibles amortization	2.7%	2.7%
Operating earnings	15.7%	21.4%
Other income (expense):
Interest expense, net	(2.5)%	(2.7)%
Gain on sales of investments and businesses, net	—%	—%
Other, net	0.8%	0.5%
Total other expense	(1.7)%	(2.2)%
Net earnings before income taxes	14.0%	19.2%
Income tax expense	2.2%	4.6%
Net earnings	11.8%	14.6%
Less: Earnings attributable to non-controlling interests	—%	—%
Net earnings attributable to Motorola Solutions, Inc.	11.8%	14.6%
* Percentages may not add up due to rounding

GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Nine Months Ended
	October 1, 2022	October 2, 2021
Net sales from products	$3,697	$3,250
Net sales from services	2,708	2,601
Net sales	6,405	5,851
Costs of products sales	1,844	1,516
Costs of services sales	1,683	1,478
Costs of sales	3,527	2,994
Gross margin	2,878	2,857
Selling, general and administrative expenses	1,069	985
Research and development expenditures	577	545
Other charges	68	37
Intangibles amortization	194	172
Operating earnings	970	1,118
Other income (expense):
Interest expense, net	(171)	(154)
Gain on sales of investments and businesses, net	3	—
Other, net	50	70
Total other expense	(118)	(84)
Net earnings before income taxes	852	1,034
Income tax expense	75	186
Net earnings	777	848
Less: Earnings attributable to non-controlling interests	3	4
Net earnings attributable to Motorola Solutions, Inc.	$774	$844
Earnings per common share:
Basic	$4.62	$4.98
Diluted	$4.50	$4.87
Weighted average common shares outstanding:
Basic	167.5	169.3
Diluted	171.9	173.4

	Percentage of Net Sales*
Net sales from products	57.7%	55.5%
Net sales from services	42.3%	44.5%
Net sales	100.0%	100.0%
Costs of products sales	49.9%	46.6%
Costs of services sales	62.1%	56.8%
Costs of sales	55.1%	51.2%
Gross margin	44.9%	48.8%
Selling, general and administrative expenses	16.7%	16.8%
Research and development expenditures	9.0%	9.3%
Other charges	1.1%	0.6%
Intangibles amortization	3.0%	2.9%
Operating earnings	15.1%	19.1%
Other income (expense):
Interest expense, net	(2.7)%	(2.6)%
Gain on sales of investments and businesses, net	—%	—%
Other, net	0.8%	1.2%
Total other expense	(1.8)%	(1.4)%
Net earnings before income taxes	13.3%	17.7%
Income tax expense	1.2%	3.2%
Net earnings	12.1%	14.5%
Less: Earnings attributable to non-controlling interests	—%	0.1%
Net earnings attributable to Motorola Solutions, Inc.	12.1%	14.4%
* Percentages may not add up due to rounding

GAAP-3
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	October 1, 2022	December 31, 2021
Assets
Cash and cash equivalents	$822	$1,874
Accounts receivable, net	1,368	1,386
Contract assets	1,033	1,105
Inventories, net	1,157	788
Other current assets	327	259
Total current assets	4,707	5,412
Property, plant and equipment, net	866	1,042
Operating lease assets	338	382
Investments	146	209
Deferred income taxes	988	916
Goodwill	2,851	2,565
Intangible assets, net	1,177	1,105
Other assets	552	558
Total assets	$11,625	$12,189
Liabilities and Stockholders' Equity (Deficit)
Current portion of long-term debt	$1	$5
Accounts payable	885	851
Contract liabilities	1,549	1,650
Accrued liabilities	1,333	1,557
Total current liabilities	3,768	4,063
Long-term debt	6,012	5,688
Operating lease liabilities	302	313
Other liabilities	1,937	2,148
Total Motorola Solutions, Inc. stockholders’ equity (deficit)	(408)	(40)
Non-controlling interests	14	17
Total liabilities and stockholders’ equity (deficit)	$11,625	$12,189

GAAP-4
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	October 1, 2022	October 2, 2021
Operating
Net earnings	$280	$308
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	108	105
Non-cash other charges	1	18
Loss on ESN fixed asset impairment	147	—
Share-based compensation expenses	45	34
Gain on sales of investments and businesses, net	(1)	—
Changes in assets and liabilities, net of effects of acquisitions, dispositions, and foreign currency translation adjustments:
Accounts receivable	(101)	(32)
Inventories	(83)	(46)
Other current assets and contract assets	(24)	(270)
Accounts payable, accrued liabilities and contract liabilities	116	259
Other assets and liabilities	(9)	(25)
Deferred income taxes	(91)	25
Net cash provided by operating activities	388	376
Investing
Acquisitions and investments, net	(19)	(351)
Proceeds from sales of investments and businesses, net	27	1
Capital expenditures	(70)	(61)
Net cash used for investing activities	(62)	(411)
Financing
Repayments of debt	—	(3)
Issuances of common stock	86	39
Purchases of common stock	(94)	(125)
Payments of dividends	(132)	(120)
Net cash used for financing activities	(140)	(209)
Effect of exchange rate changes on total cash and cash equivalents	(81)	(24)
Net increase (decrease) in total cash and cash equivalents	105	(268)
Cash and cash equivalents, beginning of period	717	1,921
Cash and cash equivalents, end of period	$822	$1,653

GAAP-5
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended
	October 1, 2022	October 2, 2021
Operating
Net earnings	$777	$848
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	331	325
Non-cash other charges (income)	20	(6)
Loss on ESN fixed asset impairment	147	—
Share-based compensation expenses	126	94
Gain on sales of investments and businesses, net	(3)	—
Loss from the extinguishment of long-term debt	6	18
Changes in assets and liabilities, net of effects of acquisitions, dispositions, and foreign currency translation adjustments:
Accounts receivable	5	189
Inventories	(360)	(99)
Other current assets and contract assets	(38)	(136)
Accounts payable, accrued liabilities and contract liabilities	(183)	(39)
Other assets and liabilities	(66)	(62)
Deferred income taxes	(212)	2
Net cash provided by operating activities	550	1,134
Investing
Acquisitions and investments, net	(590)	(360)
Proceeds from sales of investments and businesses, net	38	4
Capital expenditures	(183)	(175)
Proceeds from sales of property, plant and equipment	—	6
Net cash used for investing activities	(735)	(525)
Financing
Net proceeds from issuance of debt	595	844
Repayments of debt	(283)	(351)
Revolving credit facility renewal fees	—	(7)
Issuances of common stock	137	99
Purchases of common stock	(749)	(397)
Payments of dividends	(398)	(362)
Payments of dividends to non-controlling interests	(6)	(5)
Net cash used for financing activities	(704)	(179)
Effect of exchange rate changes on total cash and cash equivalents	(163)	(31)
Net increase (decrease) in total cash and cash equivalents	(1,052)	399
Cash and cash equivalents, beginning of period	1,874	1,254
Cash and cash equivalents, end of period	$822	$1,653

Non-GAAP-1
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(In millions)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net cash provided by operating activities	$388	$376	$550	$1,134
Capital expenditures	(70)	(61)	(183)	(175)
Free cash flow	$318	$315	$367	$959

Non-GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Net Earnings Attributable to MSI to Non-GAAP Net Earnings Attributable to MSI
(In millions)

		Three Months Ended		Nine Months Ended
	Statement Line	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net earnings attributable to MSI		$279	$307	$774	$844
Non-GAAP adjustments before income taxes:
Loss on ESN fixed asset impairment	Cost of sales	$147	$—	$147	$—
Intangible assets amortization expense	Intangibles amortization	63	56	194	172
Share-based compensation expenses	Cost of sales, SG&A and R&D	45	34	126	94
Hytera-related legal expenses	SG&A	15	8	25	18
Reorganization of business charges	Cost of sales and Other charges (income)	14	4	31	29
Legal settlements	Other charges (Income)	12	—	23	3
Fair value adjustments to equity investments	Other (income) expense	5	18	35	5
Operating lease asset impairments	Other charges (income)	4	—	16	7
Acquisition-related transaction fees	Other charges (income)	2	2	16	6
Fixed asset impairments	Other charges (income)	1	—	12	—
Adjustments to uncertain tax positions	Interest income, net	1	1	(1)	(9)
Loss from extinguishment of long-term debt	Other (income) expense	—	—	6	18
Investment impairments	Other (income) expense	—	—	1	—
Gain on Hytera legal settlement	Other charges (income)	—	—	(13)	—
Gain on TETRA Ireland equity method investment	Other (income) expense	—	—	(21)	—
Gain on sales of investments	(Gain) or loss on sales of investments and businesses, net	(1)	—	(3)	—
Total Non-GAAP adjustments before income taxes		$308	$123	$594	$343
Income tax expense on Non-GAAP adjustments		73	21	206	95
Total Non-GAAP adjustments after income taxes		235	102	388	248
Non-GAAP Net earnings attributable to MSI		$514	$408	$1,162	$1,092

Calculation of Non-GAAP Tax Rate
(In millions)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net earnings before income taxes	$333	$405	$852	$1,034
Total Non-GAAP adjustments before income taxes*	308	123	594	343
Non-GAAP Net earnings before income taxes	641	528	1,446	1,377
Income tax expense	53	97	75	186
Income tax expense on Non-GAAP adjustments**	73	21	206	95
Total Non-GAAP Income tax expense	126	118	281	281
Non-GAAP Tax rate	19.7%	22.4%	19.4%	20.4%
*See reconciliation on Non-GAAP-2 table above for detail on Non-GAAP adjustments before income taxes
**Income tax impact of highlighted items

Non-GAAP-2
Reconciliation of Earnings Per Share to Non-GAAP Earnings Per Share*

		Three Months Ended		Nine Months Ended
	Statement Line	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net earnings attributable to MSI		$1.63	$1.76	$4.50	$4.87
Non-GAAP adjustments before income taxes:
Loss on ESN fixed asset impairment	Cost of sales	$0.86	$—	$0.86	$—
Intangible assets amortization expense	Intangibles amortization	0.37	0.32	1.13	0.99
Share-based compensation expenses	Cost of sales, SG&A and R&D	0.26	0.20	0.73	0.54
Hytera-related legal expenses	SG&A	0.09	0.05	0.15	0.10
Reorganization of business charges	Cost of sales and Other charges (income)	0.08	0.02	0.18	0.17
Legal settlements	Other charges (Income)	0.07	—	0.14	0.02
Fair value adjustments to equity investments	Other (income) expense	0.03	0.10	0.21	0.03
Operating lease asset impairments	Other charges (income)	0.02	—	0.09	0.04
Acquisition-related transaction fees	Other charges (income)	0.01	0.01	0.09	0.03
Fixed asset impairments	Other charges (income)	0.01	—	0.07	—
Adjustments to uncertain tax positions	Interest income, net	0.01	0.01	(0.01)	(0.05)
Loss from extinguishment of long-term debt	Other (income) expense	—	—	0.03	0.10
Investment impairments	Other (income) expense	—	—	0.01	—
Gain on Hytera legal settlement	Other charges (income)	—	—	(0.08)	—
Gain on TETRA Ireland equity method investment	Other (income) expense	—	—	(0.12)	—
Gain on sales of investments	(Gain) or loss on sales of investments and businesses, net	(0.01)	—	(0.02)	—
Total Non-GAAP adjustments before income taxes		$1.80	$0.71	$3.46	$1.97
Income tax expense on Non-GAAP adjustments		0.43	0.12	1.20	0.55
Total Non-GAAP adjustments after income taxes		1.37	0.59	2.26	1.42
Non-GAAP Net earnings attributable to MSI		$3.00	$2.35	$6.76	$6.29

Diluted Weighted Average Common Shares		171.5	174.1	171.9	173.4
*Indicates Non-GAAP Diluted EPS

Non-GAAP-3
Motorola Solutions, Inc. and Subsidiaries
Reconciliations of Operating Earnings to Non-GAAP Operating Earnings and Operating Margin to Non-GAAP Operating Margin
(In millions)

	Three Months Ended
	October 1, 2022			October 2, 2021
	Products and Systems Integration	Software and Services	Total	Products and Systems Integration	Software and Services	Total
Net sales	$1,529	$844	$2,373	$1,325	$782	$2,107
Operating earnings ("OE")	$303	$70	$373	$224	$227	$451
Above-OE non-GAAP adjustments:
Loss on ESN fixed asset impairment	—	147	147	—	—	—
Intangible assets amortization expense	15	48	63	13	43	56
Share-based compensation expenses	33	12	45	25	9	34
Hytera-related legal expenses	15	—	15	8	—	8
Reorganization of business charges	3	11	14	3	1	4
Legal settlements	3	9	12	—	—	—
Operating lease asset impairments	2	2	4	—	—	—
Acquisition-related transaction fees	1	1	2	—	2	2
Fixed asset impairments	—	1	1	—	—	—
Total above-OE non-GAAP adjustments	72	231	303	49	55	104
Operating earnings after non-GAAP adjustments	$375	$301	$676	$273	$282	$555

Operating earnings as a percentage of net sales - GAAP	19.8%	8.3%	15.7%	16.9%	29.1%	21.4%
Operating earnings as a percentage of net sales - after non-GAAP adjustments	24.5%	35.7%	28.5%	20.6%	36.0%	26.3%

Non-GAAP-4
Motorola Solutions, Inc. and Subsidiaries
Reconciliations of Operating Earnings to Non-GAAP Operating Earnings and Operating Margin to Non-GAAP Operating Margin
(In millions)

	Nine Months Ended
	October 1, 2022			October 2, 2021
	Products and Systems Integration	Software and Services	Total	Products and Systems Integration	Software and Services	Total
Net sales	$3,918	$2,487	$6,405	$3,538	$2,313	$5,851
Operating earnings ("OE")	$460	$510	$970	$440	$678	$1,118
Above-OE non-GAAP adjustments:
Intangible assets amortization expense	45	149	194	39	133	172
Loss on ESN fixed asset impairment	—	147	147	—	—	—
Share-based compensation expenses	92	34	126	71	23	94
Reorganization of business charges	17	14	31	23	6	29
Hytera-related legal expenses	25	—	25	18	—	18
Legal settlements	3	20	23	2	1	3
Operating lease asset impairments	13	3	16	5	2	7
Acquisition-related transaction fees	8	8	16	1	5	6
Fixed asset impairments	9	3	12	—	—	—
Gain on Hytera legal settlement	(13)	—	(13)	—	—	—
Total above-OE non-GAAP adjustments	199	378	577	159	170	329
Operating earnings after non-GAAP adjustments	$659	$888	$1,547	$599	$848	$1,447

Operating earnings as a percentage of net sales - GAAP	11.7%	20.5%	15.1%	12.4%	29.3%	19.1%
Operating earnings as a percentage of net sales - after non-GAAP adjustments	16.8%	35.7%	24.2%	16.9%	36.7%	24.7%

Non-GAAP-5
Motorola Solutions, Inc. and Subsidiaries
Reconciliation of Revenue to Non-GAAP Organic Revenue
(In millions)

	Three Months Ended
	October 1, 2022	October 2, 2021	% Change
Net sales	$2,373	$2,107	13%
Non-GAAP adjustments:
Sales from acquisitions	32	—
Organic revenue	$2,341	$2,107	11%

	Nine Months Ended
	October 1, 2022	October 2, 2021	% Change
Net sales	$6,405	$5,851	9%
Non-GAAP adjustments:
Sales from acquisitions	82	—
Organic revenue	$6,323	$5,851	8%